Momentum Biofuels steps up and fulfills big order for new customer

HOUSTON (Jan. 18) -- Led by CEO Gregg Enders, the new management team at Momentum Biofuels has quickly shown its ability to penetrate world markets with a successful tolling agreement pilot project that featured the production of 250,000 gallons of European spec, canola-based, B100 biodiesel in the month of December. The hugely successful run already has resulted in an identical order from the confidential customer with company officials mapping out a long-term arrangement between the two entities.

"Most of the biodiesel companies we considered are still talking about what they might be able to do," a spokesman for the customer said. "Momentum Biofuels stepped up and produced what we needed on time, under budget, and with better-than-required spec fuel for our customer. The pilot project could not have gone any better and we expect to have a long-term deal in place very soon."

Located in the Houston suburb of League City, Momentum Biofuels (OTCBB:MMBF) is an alternative fuel processing company dedicated to producing safe, clean, and environmentally-friendly fuels for the future. Momentum manufactures high quality and low-cost biodiesel fuels for local, state, and national distributors, jobbers, and government fleets. Designed to be used in its pure form or mixed with petroleum-based diesel fuel, biodiesel is derived from vegetable oils and animal fat.

"We were delighted to be selected as the preferred producer for this confidential pilot project," said Gary Johnson, Chief Operating Officer for Momentum Biofuels. "We have the ability to produce up to 20 million gallons of biodiesel a year from this one facility and many others are planned.

"The fact we own our plant was instrumental in our ability to react quickly and fulfill this particular customer's needs. The world currently is experiencing inflated feedstock and commodity chemical prices yet we were able to produce a quality product at a cost-effective price due to the proprietary technology, small capital investment, and low operating expenses of our low-pressure, low-temperature batch plant design. Quite simply, our system of production works, and it works right now."

Since the plant's completion in the summer of 2007, Momentum Biofuels has produced more than 1,000,000 gallons of U.S. and European spec biodiesel from soy, corn, palm, canola, yellow grease, and chicken tallow.

"Green initiatives are not going away and it's become increasingly obvious that biodiesel will play a meaningful role in preserving our environment and reducing our dependence upon foreign energy," said Gregg Enders, CEO and President of Momentum Biofuels. "Momentum plans to be a significant part of that story.


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"Our business model of generating  revenue from  biofuel-related  activities and products will ultimately spell the difference between Momentum and most of our competition. Together with the talented management team we've assembled here, we've created a new strategic plan -- complete with a marketing strategy, production model, and financial pro forma -- that will not only take this primary plant to full production as quickly as possible, but one that will encourage co-location agreements to build additional plants that will be owned and operated by Momentum Biofuels. We also have a variety of margin-friendly business initiatives in our plans that will drive profitability and market share."

A much cleaner-burning fuel than regular petroleum diesel, biodiesel has an extremely high flash point, which makes it much safer to transport. It's also easier on engines while emitting a drastically reduced odor. Biodiesel delivers similar torque, horsepower, and miles-per-gallon as petroleum diesel with no need to make engine modification or changes in the fuel handling or delivery system.